                                   EXHIBIT 99
May 1, 2003


FOR IMMEDIATE RELEASE:



CONTACT:
    Robert M. Smith, President
    ASB Financial Corp.
    503 Chillicothe Street
    Portsmouth, Ohio 45662-4015
    (740) 354-3177


  ASB Financial Corp. Reports Net Earnings For The Nine and Three Months Ended
                                 March 31, 2003


Portsmouth, Ohio - ASB Financial Corp. (Nasdaq: "ASBP"), parent company of American Savings Bank, fsb, reported net earnings for the nine months ended March 31, 2003 of $1.5 million, or diluted earnings per share of $.96, an increase of $584,000, or 63.1%, over the $925,000, or $.60 per diluted share in net earnings recorded for the nine months ended March 31, 2002.

The increase in net earnings for the nine month period ended March 31, 2003, was due primarily to a $964,000, or 29.8%, increase in net interest income, reflecting the beneficial effects of the low market interest rates during fiscal 2003 on the Company's cost of funds. Total interest expense declined by $1.0 million, or 25.4%, year to year. This increase in net interest income was partially offset by a $106,000, or 4.7%, increase in general, administrative and other expense, a $124,000 increase in the provision for losses on loans and a $236,000 increase in federal income taxes.

Net earnings for the three months ended March 31, 2003 amounted to $505,000, or diluted earnings per share of $.32, compared to net earnings of $329,000, or $.21 per diluted share for the comparable quarter in 2002. The increase in net earnings for the quarter ended March 31, 2003, was due primarily to a $186,000 or 15.5% increase in net interest income and a $76,000, or 73.8%, increase in other income, which were partially offset by a $41,000, or 5.1%, increase in general, administrative and other expense and a $23,000, or 15.3%, increase in federal income taxes.

At March 31, 2003, ASB Financial Corp. reported total assets of $151.2 million, total liabilities of $135.5 million, including deposits of $127.9 million, and shareholders' equity of $15.7 million.

ASB Financial Corp., the holding company for American Savings Bank, fsb, has declared a quarterly dividend of $.13 per share, payable on April 30, 2003, to shareholders on record as of April 16, 2003. This is the thirty-second consecutive quarterly dividend declared by ASB since the completion of the mutual to stock conversion of American Savings Bank in May 1995. In an ongoing effort to manage capital, the Board announced that a special dividend of $1.00 per share will also be payable on April 30, 2003 to shareholders on record as of April 16, 2003. American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892. The common shares of ASB are listed on the NASDAQ under the symbol ASBP.


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                               ASB Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                        March 31,       June 30,
        ASSETS                                               2003           2002
Cash and cash equivalents                                $  5,835       $  7,704
Investment securities                                      15,988         20,866
Mortgage-backed securities                                 10,276          7,091
Loans receivable                                          114,718        109,015
Other assets                                                4,381          3,596
                                                         --------       --------

        Total assets                                     $151,198       $148,272
                                                         ========       ========

        LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $127,908       $126,872
Borrowings                                                  4,197          4,223
Other liabilities                                           3,350          1,723
                                                         --------       --------
        Total liabilities                                 135,455        132,818

Shareholders' equity                                       15,743         15,454
                                                         --------       --------

        Total liabilities and shareholders' equity       $151,198       $148,272
                                                         ========       ========

                               ASB Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                        Nine months ended        Three months ended
                                                            March 31,                 March 31,
                                                        2003         2002         2003         2002
Total interest income                                 $7,194       $7,247       $2,304       $2,316

Total interest expense                                 2,991        4,008          919        1,117
                                                      ------       ------       ------       ------

        Net interest income                            4,203        3,239        1,385        1,199

Provision for losses on loans                            169           45           45           23
                                                      ------       ------       ------       ------

        Net interest income after provision for
           losses on loans                             4,034        3,194        1,340        1,176

Other income                                             459          373          179          103

General, administrative and other expense              2,353        2,247          841          800
                                                      ------       ------       ------       ------

        Earnings before income taxes                   2,140        1,320          678          479

Federal income taxes                                     631          395          173          150
                                                      ------       ------       ------       ------

        NET EARNINGS                                  $1,509       $  925       $  505       $  329
                                                      ======       ======       ======       ======

        EARNINGS PER SHARE
          Basic                                       $  .99       $  .61       $  .32       $  .21
                                                      ======       ======       ======       ======

          Diluted                                     $  .96       $  .60       $  .32       $  .21
                                                      ======       ======       ======       ======
